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                                                                  EXHIBIT 10.1.1

               [LETTERHEAD OF VEDDER, PRICE, KAUFMAN & KAMMHOLZ]


                               December 12, 1995

Oberweis Emerging Growth Fund
One Constitution Drive
Aurora, Illinois  60506

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Oberweis Emerging Growth Fund (the "Fund") in connection with the proposed registration of units of beneficial interest, no par value ("Shares"), in the Oberweis Micro-Cap Portfolio (the "Portfolio").

     We are counsel to the Fund and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purpose of this opinion. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and upon the opinion dated December 7, 1995 by Ropes & Gray of Boston, Massachusetts, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolio; and (b) upon the issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the opinion from Ropes & Gray).

     We hereby consent to the use of this opinion and to the use of our name as referenced under Additional Information in connection with said Post-Effective Amendment.

                                  Very truly yours,

                                  /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                  VEDDER, PRICE, KAUFMAN & KAMMHOLZ

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